                                                                 EXHIBIT 10.12

July 16, 1997


Helene Roybal
4713 Gran Deli Drive
Crestwood, KY  20910

REVISED OFFER LETTER

Dear Ms. Roybal:

I am pleased to confirm to you the offer to join American Psych Systems in the full-time professional position of Executive Vice President of Operations. You salary will be $6,346.15 biweekly (if annualized, $165,000 per year). A sign on bonus in the amount of $25,000 will be issued to you in conjunction with your first payroll with American Psych Systems. You will currently be eligible for company benefits according to eligibility requirements. In addition, paid days leave (PDL) will accrue at the rate of twenty (20) days per year. Your start date will be on or before August 25, 1997. This offer of employment expires at close of business on July 17, 1997.

You will be granted 130,000 stock options according to the terms and regulations of the plan. This represents approximately 1% of the outstanding stock options of American Psych Systems. It is estimated that upon settlement of the acquisition of Principal Behavioral Health Care that the stocks estimated value will be $2.00 a share. Your vesting schedule will be based on a three (3) year schedule. You will be required to sign a non-compete agreement which will be provided to in accordance to receiving the stock options.

You will be eligible for a bonus in the amount of 30% of your annualized salary. Your bonus will be based on satisfying the Company's Annual Plan which will be mutually determined by the senior management team and approved by the Board of Directors. American Psych Systems will engage the services of a competitive consulting firm to recommend a bonus structure. The expectation is that the fiscal bonus incentive plan will relate specifically to "making budget" at the end of each fiscal year.

A moving relocation allowance will be granted to you in the amount of $59,000. This amount will include but not limited to the following: moving household property, costs associated with sale of your current property, interim housing, storage of household property, return trips to Kentucky, house hunting trips, and car moving expenses. In the event your expenses do not exceed $59,000, you will be issued the remaining amount as compensation. In addition, you will be reimbursed for the closing costs associated with the purchase of your new home in MD or VA. This amount will not exceed $13,000 and excludes loan origination fees associated with the purchase.

In the event you rescind your acceptance of this position, you will be obligated to pay American Psych Systems in the amount of $50,000. This payment must be made within thirty (30) days of notification or expected start date, whichever is earlier. If you voluntarily resign from your position as Executive Vice President of Operations within the first two (2) years of employment

Helen Roybal
July 16, 1997
Page 2



effective on your start date, you will be obligated to reimburse the company on a pro-rated basis the amount issued to you for relocation expenses, closing costs, and the sign-on bonus.

You will be entitled to a one (1) year severance payment in the amount of your current annualized salary in the event your position is terminated due to reasons other than for cause or gross misconduct. The severance agreement is effective close of business on July 17, 1997, upon receipt of signed acceptance. Payments will be issued on a monthly basis.

Employment is contingent on satisfying all employment requirements applicable to your position including but not limiting to the following: Employment Eligibility Verification (I-9), credentialing criteria, reference check, etc. Please note that your employment with American Psych Systems is subject to the terms and conditions outlined in the Application for Employment. An application was previously forwarded to your attention for completion and return.

We look forward to your acceptance of this offer. Please indicate your acceptance by signing and returning a copy of this letter. Please forward your signed letter to my attention at 205 Lexington Av., 9th Fl., NY, NY 10016. If you have any questions, please feel free to call me at (212) 252-9102 x232.



Sincerely,



Maureen Lisa
Director of Human Resources



ACCEPTED BY



/s/ Helene Roybal                                           July 17, 1997
--------------------------------                            -------------------
Signature                                                   Date